  Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2021, relating to the financial statements and financial highlights of Conquer Risk Defensive Bull Fund, Conquer Risk Managed Volatility Fund, Conquer Risk Tactical Opportunities Fund, and Conquer Risk Tactical Rotation Fund, each a series of PFS Funds, for the period ended June 30, 2021, and to the references to our firm under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

October 26, 2021